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                              ASSUMPTION AGREEMENT


          AGREEMENT made as of January 1, 2001 between THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern"), and NORTHERN TRUST INVESTMENTS, INC. ("NTI"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST CORPORATION.

          WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, Northern has been previously appointed as investment adviser to the Income Equity, Growth Equity, Select Equity, Mid Cap Growth, Small Cap Growth, International Growth Equity, International Select Equity, Technology, Blue Chip 20, Global Communications, Growth Opportunities, Short-Intermediate U.S. Government, U.S. Government, Intermediate Tax-Exempt, California Intermediate Tax-Exempt, Florida Intermediate Tax-Exempt, Fixed Income, Tax-Exempt, Arizona Tax-Exempt, California Tax-Exempt, Global Fixed Income, High Yield Municipal, High Yield Fixed Income, Money Market, U.S. Government Money Market, U.S. Government Select Money Market, Municipal Money Market, Tax-Exempt Money Market and California Municipal Money Market Funds (the "Funds") of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement between Northern and Northern Funds dated July 31, 2000 (as subsequently amended) (the "Investment Advisory Agreement"); and

          WHEREAS, Northern and NTI desire to have NTI be the investment adviser with respect to each Fund pursuant to the Investment Advisory Agreement.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. NTI hereby assumes all rights and obligations of Northern under the Investment Advisory Agreement with respect to the Funds.

          2. Northern hereby represents that (i) the management personnel of Northern responsible for providing investment advisory services to the Funds under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees or associated persons of NTI where they will continue to provide such services for the Funds, and
(ii) both Northern and NTI remain wholly-owned direct or indirect subsidiaries of The Northern Trust Corporation. Consequently, Northern believes that the assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Funds.


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          3.   Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


Attest:                                       THE NORTHERN TRUST COMPANY


/s/ Diane Anderson                            By /s/ William H. Belden
------------------                               ---------------------
                                                   (Authorized Officer)



Attest:                                       NORTHERN TRUST INVESTMENTS, INC.


/s/ Diane Anderson                            By /s/ Lloyd A. Wennlund
------------------                               ---------------------
                                                   (Authorized Officer)